Exhibit 99.1

Kaya Holdings Awarded Oregon Psilocybin Service Center License

Launches The Sacred Mushroom™ Psychedelic Treatment Facility

Ft. Lauderdale, FL., May 7, 2024:  Kaya Holdings, Inc., ("KAYS" or the "Company") (OTCQB:KAYS) announced today that the Company has been awarded its license to operate a Psilocybin Service Center by the Oregon Health Authority (the “OHA”).

Oregon is the only state in the US that has developed a licensing framework that allows for the administration of Psilocybin in a safe, legal setting under the guidance of State Licensed Facilitators. The Company, through its Fifth Dimension Therapeutics, Inc. subsidiary, plans to operate The Sacred Mushroom™ (“TSM”), a full-service psychedelic treatment center that will allow clients to receive Psilocybin Treatments in a setting offering significant experience differentiators and concept innovations. The Sacred Mushroom™ expects to service its first guests within the next thirty days.

Interior Views, The Sacred Mushroom™

Located on the top floor of the historic Falcon Building in downtown Portland and spread over approximately 11,000 square feet, The Sacred Mushroom™ will offer guests “room to roam,” unsurpassed comfort, optional private rooms, activity zones with yoga, listening stations, journaling chairs and art expression, a special “sensation room,”a relaxing indoor garden and customized experience through our proprietary Synergy By Design™ “your setting, your way” program.

According to Precedence Research, the U.S. behavioral health market was more than $83 billion in 2022 and is expected to exceed $136 billion by 2032. Psilocybin, a naturally occurring compound found in “magic mushrooms,” is one of an emerging class of psychedelic medicines that contain potent psychoactive chemicals that can affect human perception, emotions, and other cognitive functions. Recent university medical studies have shown psilocybin treatment to be a potentially effective treatment path for people suffering from trauma, PTSD, depression, anxiety disorders, addictions and other hard to treat mental health conditions.

Companies such as Compass Pathways, ATAI Life Sciences, and Cybin are engaged in developing synthetic versions of psilocybin and psilocin (the active ingredient in “magic mushrooms”) to offer as alternative therapies for treatment resistant mental health disorders. Delivery of these synthetic psilocybin options, when available, are expected to be administered at licensed psychedelic treatment centers such as The Sacred Mushroom™.

“The introduction of legal psilocybin treatments in Oregon marks the beginning of perhaps the most disruptive force in the mental health sector, transforming treatment protocol and redirecting resources,” states KAYS CEO Craig Frank. “Our distinctive guest experience model, the environment offered by the size and design of the facility and the dedication of our staff are designed to make The Sacred Mushroom™ the premier choice for anyone turning to psychedelics for relief or transformation. For these reasons I believe KAYS is well positioned to become a leader in the ‘delivery of care’ of psychedelics.”

For a detailed power point overview of The Sacred Mushroom™, please click on the above image or the following link:

https://pr.report/FVTs3Aza

KAYS Shareholders and Other Interested Parties – Please Update Your Contact Information:

We routinely receive calls and emails from shareholders and other interested parties seeking an update on our operations. We are asking all KAYS shareholders and interested parties to email us and confirm their contact info. Please email info@kayaholdings.com with "KAYS shareholder update" in the subject line and include your name, address, phone number and number of shares you own so that we can make sure you receive all updates and respond to inquiries. If you would like to speak to someone at the Company, please call or text 954-480-3960 and someone will get right back to you.

About Kaya Holdings, Inc. (www.kayaholdings.com)

Kaya Holdings, Inc is a "mind care" company with pending operations in the emerging psilocybin sector and in medical/recreational cannabis. KAYS is a fully reporting, US-based publicly traded company, listed for trading on the OTCQB market under the symbol KAYS.

In 2014 KAYS became the first US public company to own and operate a medical cannabis dispensary (in Portland, Oregon). Today, KAYS has interests in three cannabis licenses (1 in Portland, Oregon and 2 in Greece). Resuming its role as innovator and trend setter, the Company is again breaking ground in the United States with The Sacred Mushroom™ psychedelic treatment centers being developed through its majority owned subsidiary, Fifth Dimension Therapeutics, Inc. The Company has received its license from the Oregon Health Authority and the first The Sacred Mushroom™ psychedelic treatment center is anticipated to commence commercial operations within approximately thirty (30) days.

KAYS subsidiaries include:

Fifth Dimension Therapeutics, Inc. serves as the Company's operating branch in the psychedelic treatment sector, including operation of mushroom cultivation facilities and The Sacred Mushroom™ treatment centers.

Marijuana Holdings Americas, Inc. owns the Kaya Shack™ brand of licensed medical and recreational marijuana stores and the Kaya Farms™ brand of cannabis production and processing operations in the United States.

Kaya Brands International, Inc., serves as the vehicle for the Company's non-U.S. operations including cultivation activities under development in Greece and Israel.

Kaya Brands USA, Inc. owns a wide range of proprietary brands of cannabis extracts, oils, pre-rolls, topicals, edibles and beverages, cannaceuticals and related accessories.

Important Disclosure

KAYS is planning execution of its stated business objectives in accordance with current understanding of state and local laws and federal enforcement policies and priorities as it relates to psychedelics and cannabis. Potential investors and shareholders are cautioned that KAYS and subsidiaries including FDT will obtain advice of counsel prior to actualizing any portion of their business plan (including but not limited to license applications for the cultivation, distribution or sale of marijuana and psychedelic products, engaging in said activities or acquiring existing production/sales operations). Advice of counsel with regard to specific activities of KAYS, federal, state, or local legal action or changes in federal government policy and/or state and local laws may adversely affect business operations and shareholder value. Additionally, the launch of The Sacred Mushroom™ Psilocybin Treatment Center is dependent on receipt of final financing from our investors.

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

W. David Jones

954-480-1270

View the original press release on accesswire.com